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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.  1)*

PHARMION CORPORATION

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

71715B 40 9

(CUSIP Number)

DECEMBER 31, 2004

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 71715B 40 9

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). VERSANT VENTURES I, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
(b)

3.	SEC Use Only

4.	Citizenship or Place of Organization CALIFORNIA

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 469,097

		6.	Shared Voting Power 0

		7.	Sole Dispositive Power 469,097

		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 469,097

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 1.48%

12.	Type of Reporting Person (See Instructions) OO

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Versant Ventures I, LLC that it is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of its pecuniary interest.

CUSIP No. 71715B 40 9

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). VERSANT VENTURE CAPITAL I, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
(b)

3.	SEC Use Only

4.	Citizenship or Place of Organization CALIFORNIA

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 429,842

		6.	Shared Voting Power 0

		7.	Sole Dispositive Power 429,842

		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 429,842

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 1.36%

12.	Type of Reporting Person (See Instructions) PN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Versant Venture Capital I, L.P. that it is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of its pecuniary interest.

CUSIP No. 71715B 40 9

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). VERSANT SIDE FUND I, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
(b)

3.	SEC Use Only

4.	Citizenship or Place of Organization CALIFORNIA

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 11,958

		6.	Shared Voting Power 0

		7.	Sole Dispositive Power 11,958

		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,958

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 0.04%

12.	Type of Reporting Person (See Instructions) PN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Versant Side Fund I, L.P. that it is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of its pecuniary interest.

CUSIP No. 71715B 40 9

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). VERSANT AFFILIATES FUND I-A, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
(b)

3.	SEC Use Only

4.	Citizenship or Place of Organization CALIFORNIA

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 7,997

		6.	Shared Voting Power 0

		7.	Sole Dispositive Power 7,997

		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,997

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 0.03%

12.	Type of Reporting Person (See Instructions) PN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Versant Affiliates Fund I-A, L.P. that it is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of its pecuniary interest.

CUSIP No. 71715B 40 9

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). VERSANT AFFILIATES FUND I-B, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
(b)

3.	SEC Use Only

4.	Citizenship or Place of Organization CALIFORNIA

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 19,300

		6.	Shared Voting Power 0

		7.	Sole Dispositive Power 19,300

		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 19,300

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 0.06%

12.	Type of Reporting Person (See Instructions) PN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Versant Affiliates Fund I-B, L.P. that it is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of its pecuniary interest.

CUSIP No. 71715B 40 9

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). BRIAN G. ATWOOD

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
(b)

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 138,399

		6.	Shared Voting Power 469,097

		7.	Sole Dispositive Power 138,399

		8.	Shared Dispositive Power 469,097

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 607,496

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 1.92%

12.	Type of Reporting Person (See Instructions) IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Brian G. Atwood that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No. 71715B 40 9

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). ROSS A. JAFFE

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
(b)

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 0

		6.	Shared Voting Power 469,097

		7.	Sole Dispositive Power 0

		8.	Shared Dispositive Power 469,097

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 469,097

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 1.48%

12.	Type of Reporting Person (See Instructions) IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Ross A. Jaffe that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No. 71715B 40 9

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). SAMUEL D. COLELLA

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
(b)

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 7,712

		6.	Shared Voting Power 469,097

		7.	Sole Dispositive Power 7,712

		8.	Shared Dispositive Power 469,097

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 476,809

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 1.51%

12.	Type of Reporting Person (See Instructions) IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Samuel D. Colella that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No. 71715B 40 9

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). DONALD B. MILDER

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
(b)

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 8,457

		6.	Shared Voting Power 469,097

		7.	Sole Dispositive Power 8,457

		8.	Shared Dispositive Power 469,097

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 477,554

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 1.51%

12.	Type of Reporting Person (See Instructions) IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Donald B. Milder that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No. 71715B 40 9

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). BARBARA N. LUBASH

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
(b)

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 0

		6.	Shared Voting Power 469,097

		7.	Sole Dispositive Power 0

		8.	Shared Dispositive Power 469,097

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 469,097

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 1.48%

12.	Type of Reporting Person (See Instructions) IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Barbara N. Lubash that she is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of her pecuniary interest.

CUSIP No. 71715B 40 9

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). REBECCA B. ROBERTSON

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
(b)

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 0

		6.	Shared Voting Power 469,097

		7.	Sole Dispositive Power 0

		8.	Shared Dispositive Power 469,097

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 469,097

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 1.48%

12.	Type of Reporting Person (See Instructions) IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Rebecca B. Robertson that she is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of her pecuniary interest.

CUSIP No. 71715B 40 9

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). WILLIAM J. LINK

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
(b)

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 9,712

		6.	Shared Voting Power 469,097

		7.	Sole Dispositive Power 9,712

		8.	Shared Dispositive Power 469,097

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 478,809

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 1.51%

12.	Type of Reporting Person (See Instructions) IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by William J. Link that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

CUSIP No. 71715B 40 9

Item 1.
(a)	Name of Issuer: PHARMION CORPORATION
(b)	Address of Issuer's Principal Executive Offices
2525 -- 28th Street Boulder, CO 80301

Item 2.
(a)	Name of Person Filing

Versant Ventures I, LLC            (GP-I)
Versant Venture Capital I, L.P.       (VVC-I)
Versant Side Fund I, L.P.                 (VSF-I)
Versant Affiliates Fund I-A, L.P.    (VAF-IA)
Versant Affiliates Fund I-B, L.P.         (VAF-IB)
Brain G. Atwood                (BGA)
Ross A. Jaffe                  (RAJ)
Samuel D. Colella               (SDC)
Donald B. Milder             (DBM)
Barbara N. Lubash             (BNL)
Rebecca B. Robertson               (RBR)
William J. Link                (WJL)

Versant Ventures I, LLC (“GP-I”) is the General Partner of
VVC-I, VSF-I, VAF-IA & VAF-IB.

BGA, RAJ, SDC, DBM, BNL, RBR & WJL are Managing Directors of GP-I.

(b)	Address of Principal Business Office or, if none, Residence
Versant Ventures 3000 Sand Hill Road Building Four, Suite 210 Menlo Park, CA 94025
(c)	Citizenship
GP-I, VVC-I, VSF-I, VAF-IA & VAF-IB = California BGA, RAJ, SDC, DBM, BNL, RBR & WJL = United States
(d)	Title of Class of Securities Common Stock
(e)	CUSIP Number 71715B 40 9

CUSIP No. 71715B 40 9
Item 3. Not applicable
Item 4. Ownership. See Rows 5 through 11 of cover pages

Item 5.
Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ XX ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not applicable.
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person. Not applicable.
Item 8. Identification and Classification of Members of the Group Not applicable.
Item 9. Notice of Dissolution of Group Not applicable.

Item 10.
Certification
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 71715B 40 9

EXHIBITS
A: Joint Filing Statement

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

VERSANT VENTURES I, LLC    Date: February 11, 2005

VERSANT VENTURE CAPITAL I, L.P.
  By its General Partner, Versant Ventures I, LLC

VERSANT SIDE FUND I, L.P.
  By its General Partner, Versant Ventures I, LLC

VERSANT AFFILIATES FUND I-A, L.P.
  By its General Partner, Versant Ventures I, LLC

VERSANT AFFILIATES FUND I-B, L.P.
  By its General Partner, Versant Ventures I, LLC

By: _______________________________________
Brain G. Atwood, Managing Director

_______________________________________________
Brain G. Atwood

ROSS A. JAFFE
SAMUEL D. COLELLA
DONALD B. MILDER
BARBARA N. LUBASH
REBECCA B. ROBERTSON
WILLIAM J. LINK

_______________________________________________
Robin L. Praeger, Authorized Signer

CUSIP No. 71715B 40 9

Exhibit A

JOINT FILING STATEMENT

Pursuant to Rule 13d-1(f)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

VERSANT VENTURES I, LLC    Date: February 11, 2005

VERSANT VENTURE CAPITAL I, L.P.
  By its General Partner, Versant Ventures I, LLC

VERSANT SIDE FUND I, L.P.
  By its General Partner, Versant Ventures I, LLC

VERSANT AFFILIATES FUND I-A, L.P.
  By its General Partner, Versant Ventures I, LLC

VERSANT AFFILIATES FUND I-B, L.P.
  By its General Partner, Versant Ventures I, LLC

By: _______________________________________
Brain G. Atwood, Managing Director

_______________________________________________
Brain G. Atwood

ROSS A. JAFFE
SAMUEL D. COLELLA
DONALD B. MILDER
BARBARA N. LUBASH
REBECCA B. ROBERTSON
WILLIAM J. LINK

_______________________________________________
Robin L. Praeger, Authorized Signer